                                                                    Exhibit 99.2

                        Report of Independent Accountants
                        ---------------------------------

November 13, 2001

To the Board of Directors
of Oakwood Acceptance Corporation, LLC

We have examined management's assertion about Oakwood Acceptance Corporation, LLC's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended September 30, 2001 included in the accompanying management assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended September 30, 2001 is fairly stated, in all material respects.




/s/ PricewaterhouseCoopers LLP


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November 13, 2001

PricewaterhouseCoopers LLP
101 Centre Port Dr., Suite 250
Greensboro, NC 27409

Ladies and Gentlemen:

As of and for the period ended September 30, 2001, Oakwood Acceptance Corporation, LLC (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP).
          -------------------------------------------------------

As of and for this same period, the Company had in effect a fidelity bond and an errors and omissions policy in the amount of $5,500,000 each.




/s/ Myles E. Standish                         /s/ Robert A. Smith
------------------------------------------    -----------------------------------------------------
Myles E. Standish                             Robert A. Smith
President and Chief Executive Officer         Executive Vice President - Financial Operations


/s/ Suzanne H. Wood                           /s/ Michael D. Rutherford
------------------------------------------    -----------------------------------------------------
Suzanne H. Wood                               Michael D. Rutherford
Executive Vice President and Chief            Executive Vice President - Oakwood
Financial Officer                             Acceptance Corporation, LLC


/s/ Jimmy S. Griffin                          /s/ Derek M. Surette
------------------------------------------    -----------------------------------------------------
Jimmy S. Griffin                              Derek M. Surette
Senior Vice President - Default               Vice President and Controller - Oakwood
Management, Oakwood Acceptance                Acceptance Corporation, LLC
Corporation, LLC